Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CAI International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-143000, 333-159870, 333-176369, 333-187058 and 333-206102) on Form S-8 and (No. 333-195557) on Form S-3 of CAI International, Inc. of our reports dated March 2, 2016, with respect to the consolidated balance sheets of CAI International, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of CAI International, Inc..

Our report dated March 2, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the Company acquired ClearPointt Logistics LLC on July 27, 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, ClearPointt Logistics LLC’s internal control over financial reporting which represented 4% and 0.3%, respectively, of total revenue and total assets of the related consolidated financial statement amounts of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ClearPointt Logistics LLC.

/s/ KPMG LLP

San Francisco, California

March 2, 2016